Exhibit 99.1

ChemoCentryx Reports First Quarter 2016 Financial Results and

Provides Corporate Update

- Company Announces Exclusive License Agreement with Vifor Pharma to Commercialize Orally Administered Complement 5a Receptor Inhibitor CCX168 in Europe and Certain Other Markets; Agreement Includes $85 Million Upfront, Comprising $60 Million in Cash in Addition to $25 Million Equity Investment -

- Patients Complete Treatment Period in AAV Phase II CLASSIC Trial of CCX168; Top Line Data Expected June 2016 -

- Expecting Data from Pancreatic Cancer Trial of CCX872: Initial Objective Response Rates Mid-year; Initial Progression Free Survival Results in the Second Half of 2016 -

- Conference Call Today at 8:30 a.m. Eastern Time -

MOUNTAIN VIEW, Calif., May 10, 2016 (GLOBE NEWSWIRE) — ChemoCentryx, Inc., (Nasdaq: CCXI), a clinical-stage biopharmaceutical company developing orally-administered therapeutics to treat autoimmune diseases, inflammatory disorders and cancer, today reported financial results for the first quarter ended March 31, 2016 and provided an update on the Company’s corporate and clinical development activities.

“2016 is proving to be a transformational year for ChemoCentryx,” said Thomas J. Schall, Ph.D., President and Chief Executive Officer. “Following the positive results from the CLEAR trial with CCX168 in AAV that we reported in January, we continue to build considerable momentum. Indeed, today I am extremely pleased to announce that we have entered into a strategic regional license agreement with Vifor Pharma to commercialize CCX168 outside the U.S. and most of Asia. This partnership with Vifor Pharma, who will also work together with its nephrology partner company Vifor Fresenius Medical Care Renal Pharma, is an ideal alliance for the CCX168 program. Given Vifor Pharma’s deep experience and focus in the kidney care space, the formation of this partnership validates our approach, and the clinical data that we’ve obtained to date, in blocking chemoattractant receptors to treat patients with rare and other significant renal diseases.”

Dr. Schall continued, “Important developments in the CCX168 program are ahead: we look forward to reporting top line data from our Phase II CLASSIC trial of CCX168 in patients with AAV this quarter, and we are preparing for regulatory discussions that we expect will pave the way for Phase III development of CCX168 by the end of this year. In our other clinical development programs, such as our clinical trial in pancreatic cancer with CCX872, we continue to chart excellent progress as well. We anticipate data on initial response rates, as well as progression-free survival data in the CCX872 treated patients as 2016 progresses. It’s truly an exciting time for the Company.”

Pipeline Developments Across Key Therapeutic Areas

Orphan and Rare Diseases: CCX168 is an orally-administered complement inhibitor targeting the C5a receptor (C5aR), and is being developed for several rare disease indications, including ANCA-associated vasculitis (AAV) and atypical hemolytic uremic syndrome (aHUS). CCX168 acts by blocking the destructive action of neutrophils that are activated as a consequence of the complement protein known as C5a binding to C5aR on neutrophils during autoimmune inflammatory events including the destruction of blood vessels in AAV.

•	ChemoCentryx entered into an exclusive collaboration and license agreement with Vifor Pharma to commercialize CCX168 in certain licensed territories outside of the United States and Asia (except South Korea). Under the terms of the agreement, ChemoCentryx will:

•	Receive a non-refundable upfront payment of $85 million, comprising $60 million in cash in addition to $25 million in an equity investment to purchase ChemoCentryx common stock at a price of $7.50 per share;

•	Retain control of all ongoing and future development of CCX168, other than country-specific development in the licensed territories;

•	Retain all commercialization rights to CCX168 in the United States and other countries not licensed to Vifor Pharma;

•	Receive additional payments upon the achievement of certain regulatory and sales based milestones with CCX168; and

•	Receive tiered royalties with rates ranging from the teens to mid-twenties on potential net sales of CCX168 by Vifor Pharma in the licensed territories.

•	The agreement is the first step of a potentially broader kidney health alliance, beyond orphan and rare diseases, as it also provides Vifor Pharma with an exclusive option to negotiate during 2016, a worldwide license agreement for an additional ChemoCentryx drug candidate, CCX140, an orally administered inhibitor of the chemokine receptor known as CCR2 for use in diabetic nephropathy.

•	ChemoCentryx announced positive top-line data from the Phase II CLEAR trial with CCX168 in patients with AAV. Chronic high dose steroid administration in the current standard of care (SOC) is associated with premature death and a spectrum of other harmful side effects in AAV therapy. The objective of the CLEAR trial was to eliminate chronic high dose steroids and their associated significant safety issues including death, from the SOC regimen in AAV and replace steroids with CCX168.

•	The CLEAR trial met its primary endpoint based on the BVAS response at week 12 in patients receiving CCX168, compared to those patients receiving the high dose steroid-containing SOC. Specifically, all treatment groups receiving CCX168 demonstrated a numerically superior, statistically significant (P=0.002) non-inferior clinical efficacy outcome when compared to SOC.

Immuno-Oncology: CCX872 is a potent and selective inhibitor of the chemokine receptor known as CCR2, which is being evaluated in patients with non-resectable pancreatic cancer. In an ongoing, multi-center clinical trial with CCX872, 50 patients with non-resectable pancreatic cancer have been enrolled. In addition to evaluating objective response rate data after 12 weeks of treatment, the primary outcome measurement of this study is progression-free survival after at least 24 weeks of treatment. In addition, ChemoCentryx is conducting preclinical research with various chemokine receptor inhibitors, such as CCX9588, an inhibitor of the chemokine receptor known as CCR1, in combination with checkpoint inhibitors.

•	Presented combination data with check point (PD-L1) and chemokine receptor (CCX9588) inhibitors at the American Association for Cancer Research (AACR) annual meeting showing synergistic effect with combination treatment in triple negative breast cancer models.

•	Combination treatment was shown to significantly decrease circulating and tumor infiltrating granulocytic myeloid-derived suppressor cells which are known to be responsible for the induction of a metastatic phenotype in primary tumors, leading to the early dissemination of cancer cells.

•	Overall tumor size and progression was also significantly reduced by the combination treatment.

Anticipated Milestones

Orphan and Rare Diseases:

•	Oral presentation of results from the Phase II CLEAR trial in patients with AAV treated with CCX168 at the 53rd ERA-EDTA Congress;

•	Report top-line results from the Phase II CLASSIC trial in patients with AAV in North America with CCX168 in June 2016;

•	Conduct End of Phase II meetings with regulatory agencies to review CLEAR and CLASSIC AAV Phase II clinical results and discuss the potential Phase III plan in mid-2016;

•	Initiate Phase III development program with CCX168 for the treatment of AAV by the end of 2016;

•	Report early results from the Phase II pilot study of CCX168 in aHUS patients who are on dialysis in 2016; and

•	Report results from preclinical model using CRISPR-CAS9 designed to assess the contribution of C5a on two aspects of complement over-activation which can manifest as renal damage in aHUS and complement factor 3 glomerulopathy at the 53rd ERA-EDTA Congress.

Immuno-Oncology:

•	Advance pancreatic cancer trial of CCX872 in combination with FOLFIRINOX; report initial overall response data in mid-2016 and initial progression free survival data in the second half of 2016.

Chronic Kidney Disease:

•	The recently announced Vifor Pharma agreement for CCX168 also provides Vifor Pharma with an exclusive option to negotiate in 2016, a worldwide license agreement for CCX140; and

•	Conduct End of Phase II meeting with the FDA in 2016 to review the Phase II data and discuss the potential Phase III clinical development program for CCX140 in diabetic nephropathy.

First Quarter 2016 Financial Results and Outlook

Cash, cash equivalents and investments totaled $65.3 million at March 31, 2016, excluding the $85.0 million upfront payment in connection with the partnership with Vifor Pharma announced earlier today.

Research and development expenses were $11.2 million for the three months ended March 31, 2016 compared to $8.4 million reported for the same period in 2015. The increase in research and development expense from 2015 to 2016 was primarily attributable to higher costs associated with CCX168, the Company’s C5aR inhibitor, due to the completion of ancillary Phase I studies to support anticipated end of Phase II meetings with regulatory agencies and higher expenses associated with CCX872, the Company’s second CCR2 inhibitor, for the ongoing pancreatic cancer trial.

General and administrative expenses were $4.1 million for the three months ended March 31, 2016 compared to $3.7 million for the comparable period in 2015. The increase from 2015 to 2016 was primarily due to increases in intellectual property related expenses and travel and professional fees associated with our business development efforts.

Net loss was $15.2 million for the first quarter ended March 31, 2016 compared to $12.0 million in the same period in 2015.

Total shares outstanding at March 31, 2016 were approximately 44.3 million shares.

About ANCA-Associated Vasculitis and Other Rare Renal Diseases

Anti-neutrophil cytoplasmic antibody (ANCA)-associated vasculitis, or AAV, is a type of rare autoimmune inflammation caused by auto-antibodies. AAV encompasses granulomatosis with polyangiitis (GPA, formerly known as Wegener’s granulomatosis), microscopic polyangiitis (MPA), eosinophilic polyangiitis (formerly Churg-Strauss syndrome) and renal limited vasculitis.

AAV represents a severe and often fatal autoimmune disease that is characterized by inflammation that can destroy different organ systems. AAV is the lead indication in the Company’s orphan and rare disease program which has the objective of eliminating chronic high dose steroids, which are associated with significant safety issues including death, from the standard of care (SOC) regimen in AAV and replace steroids with CCX168.

AAV affects approximately 40,000 people in the U.S. (with approximately 4,000 new cases each year) and greater than 75,000 people in Europe (with at least 7,500 new cases each year), and is currently treated with courses of immuno-suppressants (cyclophosphamide or rituximab) combined with high dose steroid administration. Following initial treatment, up to 30 percent of patients relapse within six to 18 months, and approximately half of all patients will relapse within three to five years.

Current SOC for AAV is associated with significant safety issues. First year mortality is approximately 11 to 18 percent. The single major cause of premature mortality is not disease-related adverse events, but rather infection that is thought largely to be a consequence of steroid administration. Indeed, the multiple adverse effects of courses of steroid treatment (both initial courses and those that are repeated as a consequence of relapse) are major causes of both short-term and long-term disease and death. Such therapy related adverse events contribute significantly to patient care costs, as well as to the diminution of quality of life for patients.

By damaging the body’s small blood vessels, AAV affects many organ systems, mostly the kidneys, eyes, lungs, sinuses and nerves. This damage is caused by the destructive activity of inflammatory leukocytes in the body, with neutrophils considered to be the terminal effector cell. In AAV, neutrophils are attracted to sites of vascular destruction as well as activated at those sites by the activity of the complement system product known as C5a and its receptor, C5aR, which is the target of CCX168. By blocking the C5aR, CCX168 is thought to reduce vasculitis by reducing neutrophil activation, accumulation, and adhesion, as well as vascular permeability.

Atypical hemolytic uremic syndrome, or aHUS, an ultra-rare, life threatening disease that causes chronic blood vessel damage, thrombosis or clotting within blood vessels, hemolysis or red blood cell rupture, and sudden, progressive organ failure, such as kidney failure. The disease is caused by genetic defects in factors that control the activation of the complement system. Current treatment options are still quite limited and prognosis and quality of life are extremely poor.

About Pancreatic Cancer

It is estimated that over 337,000 cases of pancreatic cancer are diagnosed worldwide every year, accounting for 2.4 percent of all cancers. The incidence of pancreatic cancer in the U.S. is about 45,000, with prevalence being only negligibly higher owing to the poor survival rates on current therapy. Current standards of care include surgical resection and chemotherapeutic regimens such as gemcitabine and FOLFIRINOX. These regimens are limited by marked toxicities. Almost 67 percent of cases are diagnosed in people aged 65 and over. In the U.S., pancreatic cancer is the fourth most common cause of deaths due to cancer. Pancreatic cancer has a low survival rate regardless of stage of disease, with 93 percent of patients dying from their disease within five years.

Conference Call and Webcast

The Company will host a conference call and webcast today, May 10, 2016 at 8:30 a.m. Eastern Time / 5:30 a.m. Pacific Time. To participate by telephone, please dial 877-303-8028 (Domestic) or 760-536-5167 (International). The conference ID number is 5511529. A live and archived audio webcast can be accessed through the Investors section of the Company’s website at www.ChemoCentryx.com. The archived webcast will remain available on the Company’s website for fourteen (14) days following the conference call.

About ChemoCentryx

ChemoCentryx, Inc. is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing orally-administered therapeutics that target the chemokine and chemoattractant systems in order to treat autoimmune diseases, inflammatory disorders and cancer. The chemokine system is a biological network that regulates inflammation via a collection of secreted chemokine molecules, or ligands, and their specific cell surface receptors. Based on its proprietary drug discovery and drug development platform, ChemoCentryx has generated multiple clinical and preclinical-stage programs, each targeting distinct chemokine and chemoattractant receptors with different small molecule compounds. CCX168, a C5aR inhibitor, is in Phase II development for the treatment of anti-neutrophil cytoplasmic antibody-associated vasculitis (AAV). CCX168 appears to be safe, well tolerated and successful in allowing reduction and elimination of high-dose steroids, part of standard of care for AAV patients, without compromising efficacy or safety in clinical trials to date. CCX168 is also in Phase II studies for the treatment of atypical hemolytic uremic syndrome (aHUS) and Immunoglobulin A nephropathy, or IgA nephropathy (IgAN). CCX872, a CCR2 inhibitor, successfully completed Phase I development and is in development for the treatment of non-resectable pancreatic cancer. CCX140, a distinct CCR2 inhibitor, successfully completed a Phase II clinical trial where it was shown to be safe and well tolerated while demonstrating statistically significant improvements in kidney function in patients with diabetic nephropathy. Other clinical programs include CCX507, a next generation CCR9 inhibitor, which has successfully completed Phase I development, Vercirnon (also known as Traficet-EN or CCX282) a specific CCR9 inhibitor for the treatment of inflammatory bowel disease, and CCX354, a CCR1 inhibitor which successfully completed a Phase II clinical trial for the treatment of rheumatoid arthritis. ChemoCentryx also has several programs in advanced preclinical development.

Forward-Looking Statements

ChemoCentryx cautions that statements included in this press release that are not a description of historical facts are forward-looking statements. Words such as “may,” “could,” “will,” “would,” “should,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “intend,” “predict,” “seek,” “contemplate,” “potential,” “continue” or “project” or the negative of these terms or other comparable terminology are intended to identify forward-looking statements. These statements include the Company’s statements regarding the achievement of anticipated milestones or receipt of anticipated royalties, including whether the Company will execute a license agreement with Vifor Pharma for CCX140, or whether the Company’s drug candidates will be shown to be effective in ongoing or future clinical trials. The inclusion of forward-looking statements should not be regarded as a representation by ChemoCentryx that any of its plans will be achieved. Actual results may differ from those set forth in this release due to the risks and uncertainties inherent in the ChemoCentryx business and other risks described in the Company’s filings with the Securities and Exchange Commission (“SEC”). Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, and ChemoCentryx undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof. Further information regarding these and other risks is included under the heading “Risk Factors” in ChemoCentryx’s periodic reports filed with the SEC, including ChemoCentryx’s Annual Report on Form 10-K filed with the SEC March 14, 2016 and its other reports which are available from the SEC’s website (www.sec.gov) and on ChemoCentryx’s website (www.chemocentryx.com) under the heading “Investors.” All forward-looking statements are qualified in their entirety by this cautionary statement. This caution is made under the safe harbor provisions of Section 21E of the Private Securities Litigation Reform Act of 1995.

Source: ChemoCentryx, Inc.

CCXI-G

Contacts:

Susan M. Kanaya

Senior Vice President, Finance and

Chief Financial Officer

investor@chemocentryx.com

Media:

Denise Powell

denise@redhousecomms.com

510.703.9491

Investors:

Steve Klass, Burns McClellan

212.213.0006

sklass@burnsmc.com

ChemoCentryx, Inc.

Consolidated Statement of Operations Data

(in thousands, except per share data)

	Three Months Ended
	March 31,
	2016	2015
Consolidated Statement of Operations Data:
Operating expenses:
Research and development	$11,245	$8,420
General and administrative	4,084	3,689

Total operating expenses	15,329	12,109
Loss from operations	(15,329)	(12,109)
Interest income	86	103

Net loss	$(15,243)	$(12,006)

Basic and diluted net loss per share	$(0.34)	$(0.28)

Shares used to compute basic and diluted net loss per share	44,277	43,502

	March 31,	December 31,
	2016	2015
	(in thousands)
Consolidated Balance Sheet Data
Cash, cash equivalents and investments	$65,289	$76,289
Working capital	57,792	66,541
Total assets	67,365	78,155
Accumulated deficit	(282,339)	(267,096)
Total stockholders’ equity	59,833	72,507